Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES NOVEMBER CASH DISTRIBUTION

DALLAS, Texas, November 19, 2020 – Simmons Bank, as Trustee of the Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $0.013566 per unit, payable on December 14, 2020, to unit holders of record on November 30, 2020.

This month’s distribution increased slightly from the previous month as the result of increased prices for gas, generally, but offset by lower prices for oil. General and administrative expenses were lower this month compared to the previous month. The Trust was advised by Blackbeard that the Waddell Ranch properties were in profit of $347,000 for the month of September, however a deficit remains to be recovered from the previous month’s activity of approximately $4.3 million in the months to come. The Texas Royalty Properties reflected a decrease in both oil and gas pricing offset by an increase in both oil and gas production. This reflects the production month of September.

WADDELL RANCH

In reporting September production of the Underlying Properties for this month’s press release, production for oil volumes was 49,410 bbls and was priced at about $36.51 per bbl. Production for gas volumes ( including gas liquids) was 151,151 mcf and was priced at about $1.10 per mcf. Net revenue for the underlying properties of the Waddell ranch was $2,228,348 for September. Lease Operating Expenses were $745,752 after some prior period adjustments and Capital Expenditures were $1,019,533 for September. This would put the Trust’s proceeds as a profit of $347,00 for the month of September, however the deficit would still be in excess cost deficit cumulative of $4.3 million.

Blackbeard advised that through September 2020, approximately three new drills were initiated, with two completions resulting of such.

TEXAS ROYALTY PROPERTIES

Production for the underlying properties at the Texas Royalties was 19,312 barrels of oil and 16,186 Mcf of gas. The production for the Trust’s allocated portion of the Texas Royalties was 16,470 barrels of oil and 13,799 of gas. The average price for oil was $39.27 per bbl and for gas was $3.57 per Mcf. This would primarily reflect production and pricing for the month of September for oil and the month of August for gas. These allocated volumes were impacted by the pricing of both oil and gas.

This production and pricing for the underlying properties resulted in revenues for the Texas Royalties of $816,233. Deducted from these were taxes of $114,207 resulting in a Net Profit of $702,027 for the month of September. With the Trust’s Net Profit Interest (NPI) of 95% of the Underlying Properties, this would result in net contribution by the Texas Royalties of $666,925 to this month’s distribution.

Blackbeard Operating has advised the Trust of the second half of 2020 capital budget for the Waddell Ranch reflecting 9.4 new drill wells at an estimated $7.5 million, net to the Trust. Also, workovers at an estimated $700,000, Plug & Abandonment (P&A) of 8.3 wells at an estimated cost of $200,000 net to the trust, and facilities work of $1.3 million net to the Trust. There are 4.5 recompletions planned for the year of 2020 at an estimated cost of $800,000, net to the Trust. This would bring the total capital expenditure budget to $10.6 million net to the trust of drilling and projects for 2020.

	Underlying Properties		Net to Trust Sales
	Volumes		Volumes			Average	Price
	Oil (bbls)	Gas (Mcf)	Oil (bbls)	Gas (Mcf)		Oil (per bbl)	Gas (per Mcf)
Current Month
Waddell Ranch	49,410	151,151	37,058	113,363	*	$36.51	$1.10	**
Texas Royalties	19,312	16,186	16,470	13,799	*	$39.27	$3.57	**
Prior Month
Waddell Ranch	51,002	144,302	38,252	108,227	*	$39.48	$0.87	**
Texas Royalties	18,786	12,593	15,995	10,606	*	$40.13	$3.90	**

*	These volumes are the net to the trust, after allocation of expenses to Trust’s net profit interest, including any prior period adjustments.
**	This pricing includes sales of gas liquid products.

General and Administrative Expenses deducted for the month were $35,044 resulting in a distribution of $632,337 to 46,608,796 units outstanding, or $0.013566 per unit.

The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

The 2019 Annual Report with Form 10-K and the January 1, 2020 Reserve Summary is now available on Permian’s website. Permian’s cash distribution history, current and prior year financial reports, tax information booklets, and a link to filings made with the Securities and Exchange Commission, all can be found on Permian’s website at http://www.pbt-permian.com/. Additionally, printed reports can be requested and are mailed free of charge.

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Contact: Ron Hooper, Senior Vice President, Simmons Bank, Trustee, Toll Free – 1.855.588.7839